Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA AND INVESTOR CONTACT:	INVESTOR CONTACT: :
Rachel Ellingson	J.C. Weigelt:
rellingson02@sjm.com	jweigelt@sjm.com:
651 756 2295	651 756 4347:

St. Jude Medical Announces Preliminary Fourth Quarter Revenue Results

ST. PAUL, Minn. – Jan. 9, 2012 – St. Jude Medical, Inc. (NYSE: STJ) today announced preliminary revenue results for the fourth quarter ended December 31, 2011. These results will be referenced today in a presentation by Daniel J. Starks, Chairman, President and Chief Executive Officer of St. Jude Medical, at the 30th Annual JP Morgan Healthcare Conference in San Francisco. A webcast of the presentation can be accessed live on the Investor Relations section of our website sjm.com beginning at 3:00 p.m. PST.

The Company expects to report net sales of approximately $1.4 billion for the fourth quarter of 2011, an increase of approximately 4 percent versus the fourth quarter of 2010. Excluding the impact of foreign currency exchange rates, sales increased approximately 3% during the fourth quarter.

Commenting on preliminary fourth quarter 2011 results, Daniel J. Starks said, "MedTech fundamentals weakened during the second half of 2011. We therefore are especially pleased with our sales results, with two of four divisions exceeding our fourth quarter guidance. Also in the fourth quarter, we achieved a significant milestone within our cardiac rhythm management business with the U.S. approval and launch of our Unify quadripolar CRT-D system. We look forward to reviewing our entire growth program in more detail during our earnings conference call on January 25 and during our annual investor meeting on February 3."

Fourth quarter cardiac rhythm management sales were approximately $728 million, a 4 percent decrease compared with the fourth quarter of 2010. Fourth quarter sales of implantable cardiac defibrillators were approximately $436 million, a 5 percent decrease from the comparable quarter in 2010. Pacemaker sales during the quarter were approximately $292 million, a 4 percent decrease compared with the fourth quarter of 2010.

Atrial Fibrillation product sales for the fourth quarter were approximately $218 million, an increase of 13 percent over the fourth quarter of 2010.

Total cardiovascular sales, which primarily include vascular and structural heart products, were $340 million for the fourth quarter of 2011, an 18 percent increase over the fourth quarter of 2010. Sales of vascular products in the fourth quarter of 2011 were $190 million, an 8 percent increase from the comparable quarter in 2010. Structural heart product sales for the fourth quarter of 2011 were $150 million, a 35 percent increase over the fourth quarter of 2010.

Fourth quarter sales of neuromodulation products were approximately $121 million, a 12 percent increase compared to the fourth quarter of 2010.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

In addition, the Company is comfortable that its fourth quarter adjusted consolidated earnings per share will be within the company's previously issued guidance of $0.83 to $0.85, excluding net charges totaling approximately $0.30 to $0.35 per share, primarily related to ongoing restructuring actions and certain other corporate charges.

The Company will release its fourth quarter and full-year results and provide its first quarter and full-year 2012 guidance on January 25 at 6:30 a.m. CST. The press release will be followed by a conference call beginning at 7:00 a.m. CST. The conference call will be broadcast live on the Investor Relations section of our website sjm.com.

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company's short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, acquisition-related charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, acquisitions, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company's results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. St. Jude Medical is headquartered in St. Paul, Minn. and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011 and Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2011. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Summary of Fourth Quarter 2011 Sales
Quarter Ended 12/31/11 (dollars in millions)	Sales	Reported % Growth vs. 4Q10
Total Sales	$1,407	4%
Total International Sales	$771
Total US Sales	$636
Worldwide Cardiac Rhythm Management	$728	-4%
International Cardiac Rhythm Management	$377
U.S. Cardiac Rhythm Management	$351
Worldwide ICD	$436	-5%
International ICD	$199
U.S. ICD	$237
Worldwide Pacemakers	$292	-4%
International Pacemakers	$178
U.S. Pacemakers	$114
Worldwide Atrial Fibrillation	$218	13%
International Atrial Fibrillation	$134
U.S. Atrial Fibrillation	$84
Worldwide Cardiovascular	$340	18%
International Cardiovascular	$234
U.S. Cardiovascular	$106
Worldwide Neuromodulation	$121	12%
International Neuromodulation	$26
U.S. Neuromodulation	$95